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                                                                   EXHIBIT 99

For Immediate Release                Contact:  Donna Csolak, Communique
May 18, 1998                                   609-890-8188
                                               Linda Kelley, Orleans
                                               215-245-7500

              FPA ANNOUNCES NAME CHANGE, RECORD BACKLOG, PROMOTIONS


         Jeffrey P. Orleans, CEO of FPA Corporation (Orleans), announced plans today to rename the company Orleans Homebuilders, Inc. "Our family has been associated with quality homebuilding in the Delaware Valley for 80 years and I am proud to have the company bear our name," he explained. The name change is expected to formally become effective in mid-June of this year.

         Orleans has grown steadily over the last five years, opening new communities throughout the Delaware Valley area. The evidence of such growth is the record backlog of new home sales. As of April 30, 1998, Orleans had $72,000,000 of home sales under contract.

         Jeffrey Orleans also announced the promotions of Benjamin D. Goldman to Vice Chairman and Michael T. Vesey to President. Goldman has led Orleans for the past nine years, serving as President for the past six years. "As President, Ben has done an outstanding job positioning Orleans for the future," said Jeffrey Orleans. "With his extensive business and legal background he has helped implement a strategy which has fostered the growth of the Company by focusing its operations on the regional Delaware Valley and central New Jersey area. His reputation for fairness and as a skilled dealmaker is well documented. This promotion will allow him to focus on land acquisition which is critical for our future growth."


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         As President, Vesey will assume the position of Chief Operating
Officer. Vesey, a CPA, received a masters in business administration from the University of Pennsylvania Wharton School of Business. He has been with Orleans for 11 years, directing the home construction activities the past four years in his position as Executive Vice President. "Mike has consistently shown commitment to the Company and a strong focus on the home buyer," Jeffrey Orleans commented.

         "Over the past five years Orleans has reinforced its position as a pre-eminent homebuilder," said Vesey. "We did so with a focus on our home buyers and dedication from our employees, suppliers and subcontractors. I believe with their support we will continue to expand upon the traditions of quality homebuilding associated with the Orleans' name."

         The Orleans family building business was founded by A.P. Orleans in 1918. Today, 80 years and 65,000 homes later, the Company is lead by Jeffrey Orleans, who is following in the tradition of his father and grandfather. Orleans is the second largest homebuilder in the Delaware Valley, offering homes in Chester, Delaware and Bucks counties in Pennsylvania; and in Camden, Gloucester, Burlington and Mercer counties in New Jersey. More information on Orleans and its communities can be obtained through the company's website at www.orleanshomes.com or by calling 215-245-7500.

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